Exhibit 99.1


Press Release

                     VISTA CONTINENTAL CORPORATION FINALIZES
                    ASSET PURCHASE AGREEMENT FOR 40% INTEREST
                          IN MIRANDA MINING I (GUYANA)

LAS VEGAS, August, 25 -- Vista Continental Corporation (OTCBB: VICC) ("Vista"), a Las Vegas-based mining company, today announced that on August 19, 2004, it finalized an asset purchase agreement by which it acquired 4,000 shares in Miranda Mining I (Guyana), a corporation incorporated under the Companies Act of Guyana, from Miranda Mining III (Guyana), Inc., a corporation incorporated under the Companies Act of Guyana. The 4,000 shares represent a 40% ownership interest in Miranda I. Vista has agreed to purchase this 40% interest in Miranda I in exchange for 36,000,000 restricted shares of the Company's common stock. Miranda III and Miranda I are indirectly owned and controlled by Vista Continental Corporation's majority shareholder. (For more information, please see Vista Form 8-K of August 19, 2004.)

Miranda's claims are located in the Republic of Guyana. The Republic of Guyana is a former British colony located on the northeastern coast of South America. Guyana covers an area of approximately 214,970 square kilometers and hosts a population of approximately 750,000 people. Guyana is the only English speaking country in South America.

Miranda I is the owner, through two deeds of assignment, of the exclusive rights to mine 31 river claims located along the Mazaruni River in the interior of the Republic of Guyana. One river claims consists of one mile of navigable river. The Miranda I claims along the Mazaruni River are approximately 200 kilometers south of the city of Georgetown, the capital of Guyana.

Miranda I's claims are split into two groups of river concessions approximately 50 kilometers apart. The groups are referred to as "The Fish Pan" and "Red Hill". The total area of the Fish Pan claims is approximately 2,300 hectares. The Fish Pan claim assignment is for 12 years and requires a 10% tribute to be paid on the gross monetary proceeds from all gold, diamonds, and other precious metals recovered and sold. The total area of the Red Hill claims is approximately 3,000 hectares. The term of the assignment is indefinite and does not contain a royalty or tribute clause. All gold produced from these claims is required to be sold to the Guyana Gold Board, which pays a price based on the published London Daily Price.

Miranda I plans to mine these claims by dredging the rivers with two to three cutter head dredges, commencing in two to three months. Currently, Miranda I is the owner of two fully functioning dredges and a third dredge under construction, as well as extensive ground penetrating radar data (GPR) of the area. The dredges allow mining at a depth of approximately 20 meters.


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Vista believes that with this acquisition, the Company may establish a long-term presence in Guyana. This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

For Further Information Contact:
Adam Shaikh, General Counsel
(702) 228-2077
www.vistacontinental.com

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